Exhibit 99.1

Guidance Software Appoints Patrick Dennis as President and

Chief Executive Officer

PASADENA, Calif., April 14, 2015 — Guidance Software, Inc. (Nasdaq:GUID), the World Leader in Digital Investigations(TM), announced today that it has appointed Patrick Dennis as President and Chief Executive Officer, effective May 1, 2015. Interim Chief Executive Officer and Chief Financial Officer, Barry Plaga, will remain with the Company in the role of Chief Financial Officer.

Before joining Guidance Software, Mr. Dennis was a Senior Vice President and Chief Operating Officer – Products and Marketing at EMC Corporation. During his 12-year tenure with EMC, Mr. Dennis held executive roles in sales, services and engineering. Most recently, Mr. Dennis was responsible for the strategy and operations of EMC’s Cloud Management Division. Previously, Mr. Dennis was the Group Vice President of North American Storage Sales for Oracle Corporation, where his responsibilities included providing leadership, strategy, and development of the company’s North American commercial business.

“I want to thank Barry Plaga for leading the Company during our recent transition, while the Board searched for a permanent CEO,” said Shawn McCreight, Chairman of the Board of Directors and Chief Technology Officer for Guidance Software. “Now, we are excited about bringing Patrick with his many years of executive leadership at EMC and Oracle to Guidance Software. With his experience leading a large team that generated over $10 billion dollars in annual revenue, Patrick is highly qualified to lead Guidance Software to realize its full growth potential.”

“I look forward to working with Patrick as we continue to execute on our strategy of enabling and empowering our customers with the best digital investigations solutions and services in the market,” said Barry Plaga, Interim CEO and Chief Financial Officer.

“Guidance Software has a solid technology platform and market-leading forensics, eDiscovery, incident response and digital investigations products,” said Patrick Dennis. “I look forward to working with the team to develop a clear leadership position across those markets by putting in place well-defined product, sales and marketing strategies. This will elevate the company and its products, enabling us to successfully expand into new markets, and ultimately lead to consistent success in the future.”

Patrick Dennis Biography

Most recently, Mr. Dennis served as the Senior Vice President & Chief Operating Officer for EMC’s Cloud Management Division responsible for divisional strategy and long-range plan, mergers and acquisitions, and general management of the networking business. He also held the role of Chief Operating Officer for EMC’s Enterprise and Mid-Range Systems Business groups. In this role, Mr. Dennis led and developed the 3,500-employee global technical sales force. Mr. Dennis’ diverse general management experience includes information technology and business leadership roles in startups, small business and global enterprises. He holds a Bachelor of Science degree in Information Technology from the Rochester Institute of Technology.

About Guidance Software, Inc.

Guidance Software is recognized worldwide as the industry leader in endpoint investigation solutions for security incident response and forensic analysis. Its EnCase® Enterprise platform, deployed on an estimated 25 million endpoints, is used by more than 70 percent of the Fortune 100, more than 45 percent of the Fortune 500, and numerous government agencies to conduct digital investigations of servers, laptops, desktops and mobile devices. Built on the EnCase Enterprise platform are market-leading cybersecurity, IT help desk, and electronic discovery solutions, EnCase® Cybersecurity, EnCase® Analytics, EnCase® Remote Recovery + and EnCase® eDiscovery. They empower organizations to conduct speedy and thorough security incident response, reveal previously hidden advanced persistent threats or malicious insider activity, recover lost files, perform sensitive data discovery for compliance purposes, and respond to litigation discovery requests. For more information about Guidance Software, visit www.encase.com.

EnCase®, EnScript®, FastBloc®, EnCE®, EnCEP®, Guidance Software™, LinkedReview™, EnPoint™ and Tableau™ are registered trademarks or trademarks owned by Guidance Software in the United States and other jurisdictions and may not be used without prior written permission. All other trademarks and copyrights referenced in this press release are the property of their respective owners.

Guidance Software

Brigitte Engel

626-229-9191

newsroom@encase.com

GUID-F

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